Exhibit 21.1

Brigham Minerals, Inc.

List of Subsidiaries

Name	Jurisdiction of Organization
Brigham Minerals Holdings, LLC	Delaware
Brigham Resources, LLC	Delaware
Brigham Resources Management Holdings, Inc.	Delaware
Brigham Resources Management, LLC	Delaware
Brigham Minerals, LLC	Delaware
Rearden Minerals, LLC	Delaware
Warburg Pincus Private Equity (E&P) XI (Brigham), LLC	Delaware
Warburg Pincus XI (E&P) Partners-B (Brigham), LLC	Delaware
Warburg Pincus Energy (E&P) (Brigham), LLC	Delaware
WP Energy Partners (E&P) (Brigham), LLC	Delaware
Warburg Pincus Energy (E&P) Partners-B (Brigham), LLC	Delaware